EXHIBIT 99.1
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                       RESORT INCOME INVESTORS, INC.
                       -----------------------------



FOR IMMEDIATE RELEASE

Contact:                Karen Dickelman

Telephone:              (312) 683-3323

Fax:                    (312) 683-3324



                  RESORT INCOME INVESTORS, INC. ANNOUNCES
             AGREEMENT IN PRINCIPAL TO SETTLE THE CLASS ACTION
            AND DERIVATIVE LITIGATION AND ACQUISITION OF TITLE
               TO AN INTEREST IN INTERNATIONAL MARKET PLACE


      Chicago, Illinois, August 1, 1997 -- Resort Income Investors, Inc. (NASDAQ EBB: RIIV) today announced that it entered into agreements in principle for the settlement of both the federal securities law class action litigation pending in Federal District Court in Denver, Colorado, and the derivative litigation pending in the Court of Chancery of Delaware involving the Company and certain of its officers, directors and others.
      The consolidated federal securities class action lawsuits were originally filed in July 1995 in the United States District Court for the District of Colorado against the Company and certain of its current and former officers and directors and its independent auditors at the time (the "class action lawsuits"). These class action lawsuits alleged violations of Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and other provisions of the federal securities laws, and Rule 10b-5 of the Securities and Exchange Commission.
      The derivative actions were filed in June 1995 in the court of Chancery in the State of Delaware in and for New Castle County against certain of the directors and officers of the Company (the "derivative actions"). In the derivative actions the Company is a nominal defendant. These complaints allege that the officers and directors breached their fiduciary duties to the Company, wasted Company assets and that its chairman of the board and chief executive officer at the time was in a conflict of interest position.

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      The Company's Board of Directors believes that the proposed settlements are beneficial to the Company because its liquidation will be more readily accomplished once the Company is unencumbered by the expense and uncertainty of defending the litigation.
      The proposed settlement of the class action lawsuits provides that all investors who purchased shares in the Company between March 31, 1993 and June 29, 1995 will be eligible to participate in the settlement proceeds. The settlement proceeds will consist of $5,050,000 paid by the Company's officers and directors insurer and its former auditors, plus an amount equal to the greater of: (i) 44% of the Company's net assets in liquidation as of: (a) December 31, 1997; or (b) the date the Company files its certificate of liquidation, whichever is earlier; or (ii) $1,000,000. $1,425,000 of the $5,050,000 will be contributed towards the settlement of the derivative actions.
      The amount available for distribution to the class will be determined after court-ordered attorney fees and expenses have been awarded. The amount that individual class members may receive will be determined according to the settlement agreement and the amount of claims filed. The full settlement documentation is expected to be completed over the next 30 days.
      Notices which thoroughly address the settlement terms and the process for filing claims will be forwarded to class members from the Clerk of the Court after filing of a Stipulation and Agreement of Settlement and approval by the court. A hearing for final approval of the settlement is anticipated to be held in the fall of 1997. Further details on the settlement will also be included in the Company's quarterly report to stockholders and filings with the Securities and Exchange Commission.
      The agreements in principle for the settlement emphasized that approval of the proposed settlement should not be considered an admission of liability by any defendant with respect to any of the claims asserted.
      The Company also announced that it had completed negotiations with the Company's Waikiki Borrower resulting in the Company receiving the Borrower's interest in the subleasehold of the International Market Place, a retail center in Honolulu, Hawaii. In addition to taking title, the Company received approximately $195,000 of escrowed rental income for such property from December 1, 1996. The Company currently anticipates that it will receive approximately $25,000 per month of rental income from this property.
      The Company currently has 4,156,000 shares outstanding.

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      Statements regarding future financial performance and results and the other statements that are not historical facts contained in this release are forward-looking statements subject to numerous risks and uncertainties, and other factors detailed in the Company's Securities and Exchange Commission filings.



























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